THOMPSON COBURN LLP

One US Bank Plaza

St. Louis, MO 63101

(314) 552-6295

September 30, 2005

Unified Series Trust

431 North Pennsylvania Street

Indianapolis, Indiana 46204

Dear Gentlemen/Ladies:

Bull Moose Growth Fund, Polynous Growth Fund, Iron Market Opportunity Fund, Monteagle Value Fund, Monteagle Large Cap Growth Fund and Monteagle Fixed Income Fund (each a “Fund” and collectively the “Funds”) were established as new series of the Unified Series Trust (the “Trust”), an Ohio business trust, on September 12, 2005, 2005. The Trust has filed a post-effective amendment to its Registration Statement on Form N-1A with the Securities and Exchange Commission, as amended (SEC File No. 811-21237 and 333-100654) (the “Amendment”) to register an unlimited number of shares of beneficial interest (the “Shares”) to be issued by each Fund. You have requested our opinion regarding certain matters in connection with the issuance by each Fund of its Shares.

We have, as counsel, examined originals, or copies certified or otherwise identified to our satisfaction, of the Trust’s Agreement and Declaration of Trust, By-laws, minutes of meetings of its Board of Trustees, and such other proceedings, documents and records and considered such questions of law as we deemed necessary to enable us to render the opinion hereinafter expressed.

Based upon the foregoing, we are of the opinion that after the Amendment has been declared effective and the Shares of each Fund are issued and paid for in accordance with the terms of the Trust’s Declaration of Trust and Bylaws, such Shares will be legally issued, fully paid and non-assessable. We express no opinion as to compliance with the Securities Act of 1933, as amended, the Investment Company Act of 1940, as amended, and applicable state laws regulating the offer and sale of securities.

We hereby consent to the filing of this opinion in connection with Post-Effective Amendment No. 47 to the Registration Statement to be filed with the Securities and Exchange Commission.

Sincerely yours,

/s/ Thompson Coburn LLP

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